INTERNATIONAL AUTOMATED SYSTEMS
(A Development Stage Company)
STATEMENT OF OPERATIONS
Six Months Ending Dec 1995 & Six Months Ending Dec 1994
Unaudited

                           Six Months           Six Months
                           December              December
                           1994                      1995

Revenues                    40,520                    0
Sales                      171,233                    0
Consulting Services          0                        0

Equipment Lease Income       0                      3,000

Total Revenue              211,753                  3,000

Expenses
General and Administrative 186,068                 52,464
Interest on Notes               27                    0

Total Expenses            186,395                 52,464

NET LOSS                   25,358                (49,464)
Net Income Per Common Share   -                  0.00282
Net Loss Per Common Share 0.00555                   -

Average Share Outstanding 9006600                8906600